UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
September 25, 2013

HF FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-19972	46-0418532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South Main Avenue Sioux Falls, SD (Address of principal executive offices)	57104 (Zip Code)

(605) 333-7556
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(e) Compensatory Arrangements of Certain Officers
On September 25, 2013, the Personnel, Compensation & Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of HF Financial Corp. (the “Company”) approved its executive incentive compensation arrangements, including performance objectives and corresponding target incentive awards thereunder, for the fiscal year ending June 30, 2014 (“Fiscal 2014”), for its named executive officers and certain other officers.
Short-Term Incentive Plan
For Fiscal 2014, the Committee approved the grant of short-term incentive awards tied to the performance of the Company and its operating subsidiary, Home Federal Bank (the “Bank”) under an Amended and Restated Short-Term Incentive Plan (the “Short-Term Plan”). Awards under the Short-Term Plan will be based on a combination of measures of performance, weighted as noted below. Each of the Company’s named executive officers are eligible for incentive awards under the Short-Term Plan. Such awards will be based 33.3% upon the achievement of individual goals and 66.6% upon the achievement of certain corporate metrics as follows: (i) net income of the Bank (weighted 70%); (ii) net charge-offs (weighted 10%); (iii) non-performing assets (weighted 10%); and loan growth (weighted 10%).
Under the incentive award levels approved by the Committee, the Company’s named executive officers can earn aggregated short-term incentive payouts up to 60% of current base salary for the Chief Executive Officer, up to 45% for the Chief Financial Officer, and up to 33.75% for the other named executive officers. All fiscal 2014 incentive awards under the Short-Term Plan would be paid in cash following acceptance of the Company’s audited financial statements for fiscal year 2014 by the Audit Committee.
Long-Term Incentive Plan
The Committee also approved a new Eighth Amended and Restated Long-Term Plan (the “Long-Term Plan”) and awards thereunder. The Long-Term Plan is designed to reward key managers for the attainment of longer-term goals of the Bank. In Fiscal 2014, Long-Term Plan awards will be made in cash-settled phantom stock, and potential payments will depend on the Company achieving certain target levels of return on equity (“ROE”) relative to its peer group and the Company’s stock price at the third anniversary of the date of grant. In particular, no payouts will be made unless, at the end of the three-year period, the Company’s ROE is at least at the 30th percentile of its peer group and is also greater than 0. In addition, all awards under the Long-Term Plan would vest upon a change in control, as defined therein. The Company will enter into a phantom stock award agreement with each of the named executive officers under the Long-Term Plan.
Under the incentive award levels approved by the Committee, the Company’s named executive officers can earn long-term incentive payouts up to 60% of current base salary for the Chief Executive Officer, up to 45% for the Chief Financial Officer, and up to 33.75% for the other named executive officers, with target payouts set at 40%, 30%, and 22.5% of base salary, respectively.

The Committee believes this structure will tie executive incentive compensation directly to the achievement of corporate goals over the long term and the interests of the Company’s stockholders.
Both the Short-Term Plan and the Long-Term Plan include a “clawback” feature under which, if the Committee determines, in its sole discretion, that a participant received a payment based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining the incentive calculation, then the Committee shall determine the overpayment amount and demand repayment from the plan participant. In addition, both plans provide that any change in the approved metrics caused by a single, non-recurring event that results in a 10% change in such metric will be reviewed by the Committee and may be excluded from the calculation at the Committee’s discretion, and the Committee may also further adjust the approved metrics as the result of significant or material events in its discretion.
The foregoing descriptions of the Short-Term Plan and the Long-Term Plan including the Form of Phantom Stock Award Agreement are qualified in their entirety by reference to such plans, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.
ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.
(d)    Exhibits:

10.1	Home Federal Bank Amended and Restated Short-Term Incentive Plan (as amended and restated effective July 1, 2013).

10.2	Home Federal Bank Eighth Amended and Restated Long-Term Incentive Plan (including Form of Phantom Stock Award Agreement).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF Financial Corp (Registrant)
Date: September 30, 2013	By: /s/ Stephen M. Bianchi Stephen M. Bianchi, President and Chief Executive Officer (Duly Authorized Officer)
Date: September 30, 2013	By: /s/ Brent R. Olthoff Brent R. Olthoff, Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)